Exhibit 16.1


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March 26, 2007


Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

Re:  Remote Dynamics, Inc.

We have read the statements that we understand Remote Dynamics, Inc. will include under Item 4.01 of the Form 8-K report it will file regarding the recent change of auditors. We agree with such statements made regarding our firm. We have no basis to agree or disagree with other statements made under Item 4.01.


Yours Truly,


/S/ KBA Group, LLP

KBA Group, LLP


cc:  Keith Moore
     Audit Committee Chairman
     Remote Dynamics, Inc.
     200 Chisholm Place, Suite 120
     Plano, Texas 75075









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